EXHIBIT 10.27

DSU Grant Agreement

Amended and Restated 2001 Directors & Officers Long-Term Incentive Plan

On _______________, 2009 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Deferred Stock Units (“DSUs”) under the Company’s 2001 Directors and Officers Long-Term Incentive Plan (the “Plan”).  The provisions of the Plan are incorporated herein by reference.  A copy of the Plan is attached for your reference.

Deferred Stock Units

DSU Award.  You have been awarded the number of DSUs shown on the attached Notice of Grant.  Each DSU represents a right to receive a share of Company common stock on the vesting date (as set forth in the “Vesting Requirements” paragraph below) provided the vesting requirements set forth in this agreement have been satisfied.

Vesting Requirements.  Subject to the “Forfeiture of DSUs” paragraph below, DSUs do not provide you with any rights or interest therein until they become vested on December 31, 2009.

All outstanding DSUs shall become vested if you terminate employment due to death or disability, or upon the occurrence of a “Change in Control” as defined in the Plan.

The Committee may, in its sole discretion, provide for additional vesting.

Forfeiture of DSUs.  DSUs which are not and will not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all DSUs and all rights or benefits awarded to you under this grant of DSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination.  The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Payment of DSUs.  DSUs shall be paid in shares of Company common stock, which shall be distributed as soon as administratively possible after the applicable vesting date.

Taxes

You should consult your tax advisor as to the U.S. federal income tax consequences associated with this DSU as it relates to your specific circumstances.  The Company, however, has been advised that the grant awarded hereunder will have the following tax consequences under the present U. S. Federal tax laws and regulations:

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of DSU which vest.  Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest.

By acceptance of this letter, you agree that upon the vesting of any shares of DSUs issued to you, you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you as a result of such lapse of the restrictions (unless you have previously made the election, and paid the tax, referred to above) and that, failing such payment by you, the Company is authorized to withhold such amount from subsequent salary payments.
Transferability

DSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant.  Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability.  Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone if you intend to reject this grant.  Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status.  Others may become Section 16 insiders at some future date, in which case reporting will be required at that time.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company, Inc. or any of its subsidiaries or affiliates.